Exhibit 2.1

FIRST AMENDMENT

TO

SHARE EXCHANGE AGREEMENT

This First Amendment to the Share Exchange Agreement (this “Amendment”) is made as of November 4, 2026, by and among (i) Onconetix, Inc., a Delaware corporation (“Buyer”), (ii) Realbotix Corp., a company existing under the laws of the Province of Ontario (“Parent”), (iii) Simulacra Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Seller”), and (iv) Realbotix, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (the “Company”). Buyer, Parent, the Company and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, each of the undersigned is a party to that certain Share Exchange Agreement, dated February 11, 2026 (the “Agreement”);

WHEREAS, Section 13.8 of the Agreement provides that prior to the approval of the Transactions by the Buyer’s stockholders (which approval, as of the date of this Amendment, has not yet been obtained) the Agreement may be amended by execution of a written instrument signed by Buyer, the Company and Seller; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 1.2. Section 1.2 of the Agreement is hereby amended by inserting the following new subsection (e):

“(e) If Net Cash is less than $12.5 million and Parent, Seller and the Company, each in its sole discretion, elect to waive the condition set forth in Section 9.2(i) and proceed with the Closing, Seller will own 95% of the Fully Diluted Shares of Buyer immediately following the Closing.”

2.	Amendment to Section 9.2(i). Section 9.2(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) Minimum Cash. Upon the Closing, Buyer shall have an aggregate amount of cash and cash equivalents, whether received by Buyer or the Company in connection with the Transactions, in an amount equal to (i) Twelve Million Five Hundred Thousand U.S. Dollars ($12,500,000) less (ii) unpaid principal balance and accrued interest outstanding as of the Closing under that certain Grid Promissory Note, dated September 11, 2026, between Buyer and Parent providing for aggregate loans of up to $5.0 million, net of (without duplication) (A) the cost of the D&O Tail Coverage, (B) all severance, change-of-control or other payments owned to officers and director of Buyer as a result of the Transactions or such officers or directors resignations or termination following the Closing, (C) all Indebtedness of Buyer, (D) expenses (including attorney’s fees and expenses) incurred by Buyer in connection with the Transactions and (E) if unresolved prior to Closing, amounts owed in respect of the Action set forth on Schedule 3.11 (such amount, “Net Cash”).”

3.	Amendment to Section 10.1(b)(iii). Section 10.1(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii) the Share Exchange shall not have been consummated on or before March 31, 2027 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Share Exchange to be consummated by such time.”

4.	Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Agreement.

5.	Effect of Amendment. Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of similar import shall mean and refer to the Agreement as amended by this Amendment.

6.	Governing Law. This Amendment shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

7.	Counterparts. This Amendment may be executed and delivered, including by electronic transmission, in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to First Amendment to Share Exchange Agreement]

Parent:

Realbotix CORP.

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Authorized Signatory

Company:

Realbotix, LLC

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Authorized Signatory

Buyer:

ONCONETIX, INC.

By:	/s/ David White
Name:	David White
Title:	Chief Executive Officer

Seller:

SIMULACRA CORPORATION

By:	/s/ Andrew Kiguel
Name:	Andrew Kiguel
Title:	Authorized Signatory

3